Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 17, 2009

Universal Corporation,

9201 Forest Hill Avenue

Richmond, Virginia 23235

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $100,000,000 principal amount of 6.250% Senior Notes due 2014 (the “Securities”) of Universal Corporation, a Virginia corporation (the “Company”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the indenture relating to the Securities, dated as of February 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as trustee (the “Indenture”), under which the Securities are to be issued so as not to violate any applicable law or result in a default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Universal Corporation	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Virginia law, we have relied upon the opinion, dated November 17, 2009, of Preston D. Wigner, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Preston D. Wigner.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP